UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010

China Energy Recovery, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53283 (Commission File Number)	33-0843696 (IRS Employer Identification No.)

7F, No. 267 Qu Yang Road Hongkou District Shanghai, China (Address of principal executive offices)	200081 (Zip Code)

Registrant’s telephone number, including area code (86) 021 5556-0020

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 — Entry into a Material Definitive Agreement

On February 1, 2010, China Energy Recovery, Inc., a Delaware corporation (“Company”), through its subsidiaries, CER Energy Recovery (Shanghai) Co., Ltd. (“Borrower”) and CER (Hong Kong) Holdings Limited (“Paying Agent”) entered into a series of agreements for a loan arrangement with two lenders (the “Loan  Agreements”). The proceeds of this loan are generally for construction of a new plant in China for the production of the Company’s products.

The aggregate principal amount of the loan under the two Loan Agreements is $4,000,000.  The principal is due January 15, 2013, and bears interest at the annual rate of 15.1%.  The loan repayments are to be made three times a year starting May 15, 2010, and are fully amortizing, such that the principal and interest will be fully repaid at maturity.  The Borrower has entered into other agreements to provide that moneys due from a certain sale and service contract and related guarantee will be directed to pay the amounts due under the Loan Agreements, with the balance paid to the Borrower or its affiliates.  The loan agreement between the Paying Agent and Borrower and related agreements have been registered with State Administration of Foreign Exchange (SAFE) for the inflow of funds and the repayment of the loan obligations.  The loans may be prepaid at any time with a premium of 1.25% of the principal amount being paid.   The Loan Agreements provide for the typical events of default, including a cross default clause, and the Company has made various representations and given various covenants to the lenders as are typical of such arrangements.

As a guarantee of the payments under the Loan Agreements, Mr. Wu, the Chief Executive Officer of the Company and the principal officer of the Borrower, Paying Agent and other affiliates, has pledged 8,000,006 shares for the repayment of the obligations under the Loan Agreements.  Additionally, since the repayment amount is fixed in United States dollars, the lenders will receive shares of common stock on each principal payment date in that number of shares representing the value of the difference in the Renmenbi/US Dollar exchange rate between February 1, 2010, and the payment date, provided the Renmenbi exchange rate increases against the US dollar, times the amount of principal being repaid, divided by the closing price of the common stock on the repayment date.

Contemporaneously with the funding of the Loan Agreements, on February 1, 2010, Mr. Wu, the Chief Executive Officer of the Company arranged for a loan from Haide Engineering (Hong Kong) Limited (“Haide Engineering”), a company that Mr. Wu controls, to lend to the Paying Agent the sum of $1,000,000.  The proceeds of this loan will be forwarded to CER Energy Recovery (Yang Zhou) Co., Ltd. for additional paid-in capital which will help fund the new plant being built in China.  The loan is an interest only loan, bearing interest at the annual rate of 9.5%, interest payable quarterly, and is unsecured.  The principal is due in full on January 30, 2012.  The loan is unsecured and there are no guarantees of the interest or principal.  Haide Engineering has subordinated its loan to those under the Loan Agreements.

Item 3.02 — Unregistered Sales of Equity Securities

Loan Facility

The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with issuing the loan arrangements discussed above, including the share component of the Loan Agreements, and will rely on the same exemption for the issuance, if any, of shares in conjunction with any principal payment under the Loan Agreement. The other information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

The shares of common stock issuable under the terms of the Loan Agreements have not been registered under the Securities Act, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

10.1	Form of Loan Agreement dated February 1, 2010, between investors and CER Holdings (Hong Kong) Limited

10.2	Loan Agreement between Haide Engineering (Hong Kong) Limited and CER (Hong Kong) Holdings Limited dated February 1, 2010

99.1	Press Release dated February 4, 2010 announcing the financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.
Date: February 4, 2010	By:	/s/ Qinghuan Wu
Qinghuan Wu
Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Form of Loan Agreement dated February 1, 2010, between investors and CER Holdings (Hong Kong) Limited

10.2	Loan Agreement between Haide Engineering (Hong Kong) Limited and CER (Hong Kong) Holdings Limited dated February 1, 2010

99.1	Press Release dated February 4, 2010 announcing the financing